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                                                                 EXHIBIT 10.58

[TARGET THERAPEUTICS(R) LOGO]

March 12, 1996

Mr. John C. Meyer
5 Elisabeth Drive
Westboro, MA  01581

Dear John:

I am very excited about your joining Target. I feel you will add tremendous value to the company and that you will really enjoy the culture, the people, and our business. I am pleased to extend an offer of employment to Target Therapeutics, Inc. Following is our "standard" offer letter, with additional specifics outlined below:

Status:                             Active Full Time (Exempt)
Job Title:                          Vice President, Human Resources
Reports To:                         President and CEO, Gary Bang
Salary:                             $2,884.62 per week of employment to be paid
                                    on a bi-weekly basis.
Sign-on Bonus:                      Special one-time bonus of $20,000 to be paid
                                    with the first paycheck (gross.  Taxes to be
                                    deducted.)
Start Date:                         March 18, 1996
Benefits:                           Per Company policy

Terms and conditions of this offer between you and Target shall be kept in confidence.

With the Board of Directors' Compensation Committee approval, you will be granted options to purchase 18,000 shares of Common Stock of Target Therapeutics at the market price on your date of hire. Subsequently, you will be eligible to participate in Target's annual option program after your first full year of employment - beginning May 1997.

In addition, through a bonus program, you will be eligible to earn 40% of your annual base salary through successful achievement of corporate and individual objectives for FY97. Actual bonus could exceed 40% if objectives are exceeded, and it could be lower if objectives are not achieved.

Target is prepared to assist you with your relocation by providing a reimbursement that will keep you "whole" in your transition to California. This will be a complete relocation package that will consist of such elements as temporary housing, movement of household goods, packing and unpacking of household goods, storage, and paying for the sales commission on your home. The specifics of the relocation will be outlined in a separate letter once they have been determined. Should you voluntarily leave the employment of Target within the first year of employment, you will be required to repay the relocation assistance that Target provides.

Target is also prepared to pay you a mortgage differential over a 3-year period, based on a cost of living differential between your current residence and the San Francisco Bay Area. You will receive a mortgage differential of $12,000 during the first year, $8,000 during the second year, and $4,000 during the third year, for a total of $24,000 over a three year period.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

If your employment is terminated by the Company for any reason other than for cause, you will be paid six months' salary as severance. If the Company experiences a change in control during your employment, the above severance will also be available at your option.





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John, if you have any questions at all, please feel free me at (510) 440-7708.
If you would like to discuss the benefits package further, you may also wish to call Kim Morton at (510) 440-7824.

If these terms are acceptable, please sign the enclosed second copy of this letter and return it to me. We look forward to your favorable response. The enclosed copy is for your records.

If you accept this offer, please also return to me a signed copy of the enclosed Confidentiality and Non-Disclosure Agreement.

Sincerely,

/s/ Gary R. Bang
Gary R. Bang
President and CEO

I  accept this offer of employment,


/s/ John C. Meyer                              3/18/96
- -----------------------------                  --------------------
John C. Meyer                                  Date







          47201 LAKEVIEW BLVD.  P.O. BOX 5120  FREMONT, CA 94537-5120
                      PHONE 510/440-7700  FAX 510/440-7780